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                                     AMENDMENT TO
                              ARTICLES OF INCORPORATION
                                         FOR
                           OZO DIVERSIFIED AUTOMATION, INC.
                                A COLORADO CORPORATION


     RESOLVED, that pursuant to the provisions of the Colorado Business Corporation Act, and as approved by the holders of a majority of the outstanding voting stock at a meeting of the shareholders held on March 1, 1999, and a recommendation of the Board of Directors of OZO Diversified Automation, Inc. (the "Corporation"), the Restated Articles of Incorporation of the Corporation, as amended (the "Articles"), are further amended as set forth herein.

1.   ARTICLE 1 of the Articles be and hereby is amended to read as follows:

          The name of the Corporation is Bio-Medical Automation, Inc.

2.   ARTICLE IX of the Articles be and hereby is amended to read as follows:

                    ARTICLE IX - LIMITATION ON DIRECTOR LIABILITY

          A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this
     Article IX shall not adversely affect any right or protection of a director of the corporation under this Article IX as in effect immediately prior to such repeal or modification with respect to any liability that, but for this Article IX, would have accrued prior to such repeal or modification.

3. The number of shares that voted for this amendment was sufficient for approval.

4. This amendment to the Articles shall become effective at the close of business on filing with the Secretary of State of Colorado.

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     IN WITNESS WHEREOF, OZO Diversified Automation, Inc. has caused this amendment to the Corporation's Restated Articles of Incorporation to be signed this 17th day of March, 1999.


                                       OZO DIVERSIFIED AUTOMATION, INC.


                                       By /s/ David J. Wolenski
                                         ------------------------------
                                         David J. Wolenski, President




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